Exhibit 10.10

CLIFFORD CHANCE LLP

DATED 2007

(1) ED & F MAN LIMITED

(2) MAN FINANCIAL LIMITED

SUB-UNDERLEASE

of

Flex 4

30 Kings Hill Avenue, Kings Hill, West Malling, Kent

SCHEDULE 1	(THE PREMISES)	29

SCHEDULE 2	(EASEMENTS AND RIGHTS GRANTED)	30

SCHEDULE 3	(EXCEPTIONS AND RESERVATIONS)	31

SCHEDULE 4	SERVICES	32

PRESCRIBED CLAUSES

LR1.	Date of lease	2007

LR2.	Title number(s)

LR2.1 Landlord’s title number(s)

LR2.2 Other title numbers

LR3.	Parties to this lease

	Landlord	ED & F Man Limited whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (Company number 01150601)

	Tenant	Man Financial Limited whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (Company number 01600658)

Other parties

LR4.	Property In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.	See clause 1 of this lease for the definition of the Premises which describes the land demised.

LR5.	Prescribed statements etc.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

LR5.2 This lease is made under, or by reference to, provisions of:

LR6.	Term for which the Property is leased	The term is as follows: the period from and including the date of this lease to and including 27 September 2017

LR7.	Premium

LR8.	Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc.

	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	This lease contains a Tenant’s right to acquire the reversion of this lease.

	LR9.2 Tenant’s covenant to (or offer to) surrender this lease	This lease contains a Tenant’s covenant to offer to surrender this lease.

LR9.3 Landlord’s contractual rights to acquire this lease

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

LR11.	Easements

	LR11.1 Easements granted by this lease for the benefit of the Property	See clause 3 of this lease.

	LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property	See clause 3 of this lease.

LR12.	Estate rentcharge burdening the Property

LR13.	Application for standard form of restriction

LR14.	Declaration of trust where there is more than one person comprising the Tenant

THIS SUB-UNDERLEASE is made the             day of                     2007

BETWEEN:

(1)	ED & F MAN LIMITED (Company No. 01150601) of Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Landlord”); and

(2)	MAN FINANCIAL LIMITED (Company No. 01600658) of Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Tenant”);

WITNESSES as follows:

1.	DEFINITIONS

In this Sub-Underlease the following expressions have the respective specified meanings (subject to particular interpretation required by clause 2):

1.1	“Act of Terrorism” means acts of a person or persons acting on behalf of or in with any organisation which carries out activities directed towards the overthrowing or influencing by force or violence of Her Majesty’s government in the United Kingdom or any other government de jure or de facto or to intimidate the public or a section of the public in order to advance any political religious or ideological cause;

1.2	“Advance Payment” means the Tenant’s Proportion of the Estimated Expenditure;

1.3	“Building” means the Building known as Flex 4, 30 Kings Hill Avenue, Kings Hill, West Malling, Kent;

1.4	“Building Expenses” means:-

(a)	the aggregate of all costs, expenses and outgoings whatsoever (including any part of such costs, expenses and outgoings which represents VAT) incurred by the Landlord in providing the Services and the Superior Landlord’s Services (to the extent that such services are being provided by the Landlord) which for the avoidance of doubt shall be calculated on the basis of a full cost recovery without any profit element or mark up;

(b)	the total of all costs, fees and expenses incurred by the Superior Landlord in providing the Superior Landlord’s Services and payable by the Landlord to the Superior Landlord;

(c)	the Estate Charges; and

(d)	such sums or provisions as the Landlord may, in its discretion, consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals or for anticipated expenditure in respect of any of the Services;

1.5	“Building Specification” means the specification annexed at Appendix B to the Underlease;

1.6	“Curtilage” means that part of the Site (including car parking areas service courtyard and landscaped areas) not covered by buildings;

1.7	“Development” has the meaning ascribed to that expression by Planning Law;

1.8	“Enactment” means every existing and/or future Act of Parliament directive and regulation and all subordinate legislation whatsoever deriving validity therefrom;

1.9	“Estate Agreement” means an agreement relating to the estate management of Kings Hill dated 1 March 1993 and made between Rouse Kent Limited (1) and the Management Company (2);

1.10	“Estate Charges” means the estate charges payable by the Landlord to the Occupational Landlord pursuant to clause 3 of the Underlease

1.11	“Estimated Expenditure” means such sum as the Landlord may from time to time specify as being a fair and reasonable estimate of the Service Charge for the current Financial Year based on a budget prepared by the Landlord and submitted to the Tenant and includes any revised budget of the Landlord’s estimate of the Service Charge for that Financial Year;

1.12	“Financial Year” means such annual period as the Landlord may in its discretion from time to time determine;

1.13	“Group Company” means a company which is either the holding company of the Tenant or a wholly owned subsidiary of the Tenant or the Tenant’s holding company (as both expressions are defined in Section 736 Companies Act 1985);

1.14	“Head Landlord” means the person for the time being entitled to the reversion immediately expectant on the term granted by the Head Lease and every other person having an interest in reversion to that term;

1.15	“Head Lease” means the lease dated 21 January 2002 between Kent County Council (1) and Liberty Property Limited Partnership (2)

1.16	“Insurance Rent” means the Tenant’s Proportion of (a) the reasonable and proper cost to the Landlord in respect of insurance policies maintained by it in respect of the Building and (b) any sums payable to any Superior Landlord in respect of insurance policies maintained by it in respect of the Building (including loss of rent);

1.17

“Insured Risks” means loss damage or destruction whether total or partial caused by fire storm earthquake lightning explosion riot civil commotion malicious damage impact by vehicles and by aircraft and articles dropped from them (other than war risks) flood damage and bursting and overflowing of water pipes and tanks Act of Terrorism (so long as such risks can be insured against at reasonably commercial rates with United Kingdom insurance offices of repute or at Lloyds of London) and such other risks which the Occupational Landlord and/or Landlord may from time to time acting reasonably deem it desirable to insure against subject to such exclusions and limitations as are from time to time imposed by the insurers and subject also to the exclusions of such risks as the Occupational Landlord and/or Landlord may in its reasonable discretion decide where such risks cannot be insured against at reasonably commercial rates with United Kingdom insurance offices of repute or at Lloyds of London;

1.18	“Landlord Representative” means the Head of Administration, Man Group Plc;

1.19	“Management Company” means Kings Hill Estate Management Company limited (Co. Regn. No. 2735600) whose registered office is at 25 Gibson Drive, Kings Hill, West Malling, Kent ME19 4RL;

1.20	“Net Internal Area” means the total of the area to be measured (expressed in square feet) in accordance with the current RICS Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors;

1.21	“Occupational Landlord” means Liberty Property Limited Partnership or such other person for the time being entitled to the reversion immediately expectant on the term granted by the Underlease and every other person having an interest in reversion to that term;

1.22	“Permitted Use” means use for any purpose within Class B1 of the Town and Country Planning (Use Classes) Order 1987;

1.23	“Plan” means the plans annexed at Appendix A;

1.24	“Planning Law” means every Enactment for the time being in force relating to the use development and occupation of land and buildings and every planning permission statutory consent and agreement made under any Enactment relating to the Building;

1.25	“Premises” means the premises described in schedule 1;

1.26	“Principal Rent” means the rent first reserved under this Sub-Underlease;

1.27	“Public Authority” means any Secretary of State and any government department public local regulatory fire or any other authority or institution having functions which extend to the Premises or their use and occupation and any court of law and the companies or authorities responsible for the supply of water gas and electricity or any of them and any of their duly authorised officers;

1.28	“Rent Commencement Date” means the date of this Sub-Underlease;

1.29	“Representatives” means the Tenant Representative and the Landlord Representative;

1.30	“Services” means the services set out in Schedule 4;

1.31	“Service Charge” means the Tenant’s Proportion of the Building Expenses;

1.32	“Service Charge Commencement Date” means the date of this Sub-Underlease;

1.33	“Service Courtyard” means the area comprising part of the Curtilage hatched brown on the Plan;

1.34	“Service Media” means any existing or future conducting media for the passage of substances or energy and any ancillary substances attached to them and any enclosures for them forming part of the Premises;

1.35	“Site” means the area shown edged blue on the Plan;

1.36	“Stipulated Rate” means 4% per annum above the base rate of such clearing bank as the Landlord may from time to time nominate or such other comparable rate of interest as the Landlord reasonably require;

1.37	“Superior Landlord” means the person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Landlord’s estate;

1.38	“Superior Landlord’s Services” means the services to be provided by the Superior Landlord in accordance with the Superior Lease;

1.39	“Superior Lease” means collectively the Headlease; the Underlease and any other leases which are reversionary (whether immediate or mediate) upon this Sub-Underlease;

1.40	“Tenant Representative” means Stephen Cochrane or such other person who is sufficiently and suitably competent and qualified to act as a health and safety officer or manager as may be nominated by the Tenant from time to time;

1.41	“Tenant’s Proportion” means:

(a)	(in respect of the Principal Rent and Insurance Rent) the percentage that the Net Internal Area of the Premises bears to the Net Internal Area of the Building;

(b)	(in respect of Service Charge) a fair and proper proportion of the Building Expenses as determined by the Landlord from time to time applying the charging principles as set out in the FY08 Service Charge Budget (allocation details of which have been notified to the Tenant) or such other reasonable basis of charging as the Landlord shall decide from time to time in relation to one or more of the Services which shall primarily be based upon the proportion that the Net Internal Area of the Premises bears to the Net Internal Area of the Building except that:

(i)	consumption related Services (e.g. electricity) will be measured, calculated or deemed on the basis of consumption; and

(ii)	people related Services (e.g. catering) will be determined on a headcount basis.

1.42	“Term” means the period from the date of this Sub-Underlease until and including 27 September 2017;

1.43	“Underlease” means the lease under which the Landlord holds the Premises dated 30 October 2002 and made between Liberty Property Limited Partnership (1) ED & F Man Limited (2) Man Group Plc (3) and Kings Hill Estate Management Company Limited (4);

1.44	“Underlease Premises” means the premises demised pursuant to the Underlease;

1.45	“VAT” means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it);

1.46	“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business;

2.	INTERPRETATION

2.1	A covenant by the Tenant not to do (or omit) any act or thing also operates as a covenant not to knowingly permit or suffer it to be done (or omitted) and to prevent (or as the case may be to require) it being done.

2.2	References in this Sub-Underlease to:

2.2.1	any clause or schedule is a reference to the relevant clause or schedule of this Sub-Underlease and clause and schedule headings shall not affect the construction of this Sub-Underlease;

2.2.2	any consent licence or approval of the Landlord or words to similar effect mean a consent licence or other approval in writing signed by or on behalf of the Landlord and given before the act requiring consent licence or approval the Premises (except in clause 4.15) shall be construed as extending where the context permits to any part of the Premises;

2.2.3	a specific Enactment includes every statutory modification consolidation and re-enactment and statutory extension of it for the time being in force except in relation to the Town and Country Planning (Use Classes) Order 1987 which shall be interpreted exclusively by reference to the original provisions of Statutory Instrument 1987 No 764 whether or not the same may at any time have been revoked or modified;

2.2.4	the last year of the Term includes the final year of the Term if it shall determine otherwise than by effluxion of time and references to the expiry of the Term include such other determination; and

2.2.5	where the context permits rents or other sums being due from the Tenant to the Landlord are exclusive of any VAT.

2.3

2.3.1	References to any right of (or covenant to permit) the Landlord to enter the Premises shall extend to the Superior Landlord and the Occupational Landlord and to all persons authorised by it or them.

2.3.2	The rights excepted and reserved in schedule 3 are also excepted and reserved for the benefit of the Superior Landlord and the Occupational Landlord.

3.	DEMISE AND RENTS

The Landlord demises unto the Tenant all the Premises together with the easements and rights specified in schedule 2 exercisable in common with the Landlord and all others authorised by it except and reserved unto the Landlord and all other persons authorised by it from time to time during the Term or otherwise from time to time entitled thereto the easements and rights specified in schedule 3.

To Hold the Premises unto the Tenant (together with and except and reserved as aforesaid) for the term subject to all rights easements, covenants, stipulations and other matters affecting the same.

Yielding and paying therefor:

3.1	FIRST yearly and proportionately for any part of a year the Tenant’s Proportion of the rent reserved and made payable in schedule 4 of the Underlease by equal quarterly payments to be made in advance on the usual quarter days in every year the first such payment or a proportionate part of it to be made on the Rent Commencement Date;

3.2	SECONDLY as additional rent yearly and proportionately for any Financial Year the Service Charge in accordance with the provisions of clause 7;

3.3	THIRDLY as additional rent from time to time the Insurance Rent payable within 10 Working Days of demand; and

3.4	FOURTHLY as additional rent all VAT for which the Landlord is or may become liable to account to HM Customs & Excise (or other relevant body to whom account has for the time being to be made) on the supply by the Landlord to the Tenant under or in connection with the provisions of this Sub-Underlease of the interest created by it and of any other supplies whether of goods or services such rent fourthly reserved to be due for payment contemporaneously with the other rents or sums to which it relates provided that following payment the Landlord provides to the Tenant a valid receipted VAT invoice in respect of each such payment by the Tenant to the Landlord.

4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord throughout the Term.

4.1	Rent

4.1.1	To pay the rents reserved by this Sub-Underlease on the days and in the manner set out in clause 3 without deduction or set off.

4.1.2	To pay the rent first reserved (together with any sum in respect of the rent fourthly reserved as may be applicable thereto) by banker’s standing order to such bank as the Landlord may from time to time nominate.

4.2	VAT

Wherever the Tenant is required to pay any amount to the Landlord hereunder by way of reimbursement or indemnity to pay to the Landlord in addition (save where taken into account in the Service Cost) an amount equivalent to any VAT incurred by the Landlord save to the extent that the Landlord obtains credit for such VAT incurred by the Landlord pursuant to Sections 24 25 and 26 Value Added Tax Act 1994 or any regulations made thereunder.

4.3	Outgoings

4.3.1	To pay all existing and future rates taxes charges and other outgoings whatsoever in respect of the Premises or upon their owner or occupier and a proper proportion determined by the Landlord attributable to the Premises of any rates taxes charges and other outgoings now or hereafter assessed charged or imposed upon the Premises in common with other premises or upon the owners or occupiers thereof but excluding any amounts payable by the Landlord occasioned by the receipt of the rents or any disposition or dealing with or ownership of any interest reversionary to the interest created by this Sub-Underlease.

4.3.2	To pay all charges for water gas and electricity (including meter rents) consumed in the Premises during the Term.

4.4	Compliance with Enactments

To comply with the requirements of all Enactments and of every Public Authority (including the due and proper execution of any works) in respect of the Premises their use occupation employment of personnel in them and any work being carried out to them (whether the requirements are imposed upon the owner lessee or occupier) except where such compliance is within the ambit of the Landlord’s obligations in this Sub-Underlease and not to do or omit anything by which the Landlord may become liable to make any payment or do anything under any Enactment or requirement of a Public Authority.

4.5	Notices

As soon as practicable following receipt to give to the Landlord notice of (and a certified copy of) any notice permission direction requisition order or proposal made by any Public Authority and without delay to comply in all respects at the Tenant’s cost with the provisions thereof unless the notice relates to the Landlord’s ownership of or liabilities in respect of the Premises.

4.6	Repair

4.6.1	To keep the Premises in good and substantial repair and condition and without prejudice to the generality of the foregoing to comply with the requirements of the Landlord’s and/or the Superior Landlord’s operations and maintenance manuals in relation to all plant and machinery exclusively serving the Premises (damage by any of the Insured Risks or Act of Terrorism excepted to the extent that the insurance money shall not have been rendered irrecoverable or insufficient because of some act or default of the Tenant or of any person deriving title under or through it or their respective servants agents or invitees).

4.6.2	Nothing in clause 4.6.1 is to impose any obligation on the Tenant to carry out any works of remediation of any contamination of the land on which the

Premises are constructed which existed at the date of the agreement for Lease dated 28 June 2002 between (1) the Occupational Landlord (2) the Landlord (3) Man Group Plc (4) the Management Company (5) Rouse Kent Limited.

4.7	Decoration and general condition and servicing

4.7.1	To keep the Premises maintained to a high standard of decorative order and finish and properly cleansed and tidy and (without prejudice to the foregoing) as often as the same shall be necessary but no more than once in any 18 month period to redecorate and otherwise treat the Premises with appropriate materials in a good and workmanlike manner.

4.7.2	To clean the inside and outside of all external window glazing in the Premises at least once in every month.

4.7.3	Not to obstruct or cover the external windows in the Premises nor to hang any curtains blinds shutters or other window coverings other than any approved by the Landlord (acting reasonably) having regard to its requirement to maintain a consistent visual effect of the elevations to the Premises.

4.7.4	To enter into and maintain contracts for the regular inspection maintenance and servicing of all fixed plant and equipment comprised in the Premises and/or exclusively serving the same by reputable contractors and to obtain such satisfactory test certificates as may reasonably be required by the insurers and whenever reasonably required to produce copies of such contracts and certificates which shall be produced at the Landlord’s cost if required more than once in any 12 month period.

4.8	Refuse

4.8.1	Not to deposit any refuse or place or store any article on any of the Curtilage.

4.8.2	To store and dispose of all refuse in a manner approved by the Landlord and in receptacles provided by the Landlord provided that if the Tenant shall fail to comply with any or all of its obligations under this clause 4.8 the Landlord shall be entitled (but without being obliged to do so) to remove and dispose or arrange for the removal and disposal of any rubbish waste goods and materials deposited or stored in breach of this clause 4.8 and the proper costs so incurred by the Landlord shall be paid by the Tenant on demand together with interest thereon at the Stipulated Rate if unpaid for more than 10 Working Days following demand as well after as before judgement and be forthwith recoverable by action.

4.9	To permit entry

To permit the Landlord at reasonable times on reasonable prior notice (except in an emergency) to enter the Premises in order to:

4.9.1	examine their state of repair;

4.9.2	ascertain that the covenants and conditions of this Sub-Underlease have been observed;

4.9.3	take any measurement or valuation of the Premises;

4.9.4	renew cleanse alter test maintain repair inspect and make connections to the Service Media where such works cannot otherwise practicably be carried out;

4.9.5	to show the Premises to prospective purchasers of the Premises or (during the last 6 months before the expiry of the Term) tenants and their agents;

4.9.6	give effect to any other necessary or reasonable purpose; and

4.9.7	exercise the rights described in schedule 3.

Provided always first that in exercising any right to enter the Landlord shall comply with the reasonable and proper security requirements of the Tenant and secondly the Landlord shall not exercise any right to enter so as to interfere to a substantial extent or for a substantial time with the use of the Premises for the purpose of the business carried on by the Tenant and provided that the Landlord shall make good any damage caused as soon as practicable to the reasonable satisfaction of the Tenant.

4.10	Compliance with notices relating to repair or condition

4.10.1	To comply with any notice requiring the Tenant to remedy any breach of its covenants.

4.10.2	If the Tenant shall not within a reasonable time comply with any such notice to permit the Landlord and any authorised person to enter the Premises to remedy the breach as the Tenant’s agent and at the Tenant’s cost.

4.10.3	To pay to the Landlord on demand all the proper costs and expenses incurred by the Landlord under the provisions of this clause 4.10.

4.11	Encroachments

4.11.1	To preserve all rights of light and other easements belonging to the Premises and not to give any acknowledgement that they are enjoyed by consent.

4.11.2	Not to do or omit anything which might subject the Premises to the creation of any new easement and to give notice to the Landlord forthwith of any encroachment which might have that effect.

4.12	Alterations and reinstatement

4.12.1	Not to carry out any Development of or on the Premises nor any works affecting any structural parts of the Premises or any elevations thereof whether structural or otherwise.

4.12.2

Without prejudice to the generality of clause 4.12.1 not to carry out any works to or drill into any window frames doors or door frames without first obtaining the Landlord’s written consent which is not to be unreasonably withheld or delayed having regard to any prejudice that may occur as a result of the Tenant undertaking the works to any contractual or other remedy that the Landlord may have against third parties in relation to the manufacture and/or installation of the relevant part of the Premises.

4.12.3	Without prejudice to clause 4.12.1 and subject to the provisos to this clause 4.12.3 not to make any other alteration or addition to the Premises (including all electrical and other plant and equipment) except:

(a)	in accordance with plans and specifications (adequately describing the work in question and the manner in which the work will be carried out) previously submitted at the Tenant’s expense in triplicate to and approved by the Landlord (such approval not to be unreasonably withheld);

(b)	in a manner which shall not permanently impair any Service Media or the provision of any of the Services;

(c)	in accordance with any relevant terms conditions recommendations and regulations of any Public Authority and the requirements of the insurance company with whom the Premises are for the time being insured which have been notified to the Tenant; and

(d)	in a good and workmanlike manner.

Provided always that:

(i)	no such alterations or additions shall be carried out until the Landlord has issued its consent in writing to which the Tenant shall if required join as a party in order to give such covenants as the Landlord may reasonably require (such consent subject to compliance with the other conditions of this clause 4.12 not to be unreasonably withheld or delayed);

(ii)	any approved alteration or addition affecting the Service Media or the provision of any of the Services shall if the Landlord reasonably requires be carried out by a contractor nominated by the Landlord in order to protect any contractual remedies that the Landlord may have in respect of the Service Media or Services; and

(iii)	the installation and removal of demountable partitioning which does not involve cutting into the structure or other load bearing parts of the Premises shall not require the Landlord’s consent so long as the Tenant produces at its own expense to the Landlord plans and specifications adequately describing the work in question and the manner in which the work will be carried out before the work is commenced and notifies the Landlord within 28 days after its completion.

4.12.4	To comply with the obligations imposed on the Tenant by the Construction (Design and Management) Regulations 1994 (or any regulations of a similar nature which may be substituted therefor) and to procure compliance by any designer or contractor employed by the Tenant in connection with any alteration or addition to the Premises with their obligations under such regulations.

4.12.5	Without prejudice to the generality of clause 4.12.4 to procure that information relating to any alterations or additions to the Premises is incorporated into the health and safety plan and health and safety file maintained for the Premises in accordance with the Construction (Design and Management) Regulations 1994 (or any regulations of a similar nature which may be substituted therefor).

4.12.6	In respect of any works required to effect any alterations, additions or change of use to which the Landlord has granted its consent in accordance with clauses 4.12.2 and 4.12.3 or any other works carried out by or on behalf of the Tenant to the Premises the Tenant shall or shall procure that the person carrying out such works shall:

(a)	comply with the Landlord’s reasonable requirements including (without limitation) the provision of forty eight (48) hours prior written notice (except in the case of emergency) of any proposed works, risk assessments, method statements, plans, as- built drawings, operation and maintenance manuals and the like; and

(b)	if required by the Landlord (or any person or persons appointed by it and acting on its behalf including the Landlord Representative) permit the Landlord Representative to co-ordinate the carrying out of such works.

4.13	Use

Not to use the Premises or any chattels in them:

4.13.1	for any purpose (and not to do anything in or to the Premises) which may be or become or cause a legal nuisance disturbance annoyance obstruction or cause damage to any person or property; and

4.13.2	except for the Permitted Use.

4.14	Signs

Save as hereinafter permitted not to affix or exhibit so as to be visible from outside the Premises any placard sign notice fascia board or advertisement.

4.15	Alienation

4.15.1	Not to assign underlet hold on trust for another or in any other manner part with possession of or share the occupation of the whole or any part of the Premises or agree to do so except that the Tenant may:

(a)	assign the whole of the Premises in accordance with the following paragraphs of this clause 4.15;

(b)	grant a legal charge or mortgage over the Premises provided it complies with the registration requirements in clause 4.16.

4.15.2	The Tenant may (subject to clauses 4.17 and 10) assign the whole of the Premises if it obtains the Landlord’s prior written consent issued within twenty working days before completion of the assignment which consent shall not be unreasonably withheld or delayed but which may be granted subject to any one or more of the conditions referred to in clause 4.15.3.

4.15.3	The conditions referred to in clause 4.15.2 (which are specified for the purposes of Section 19 (1A) Landlord and Tenant Act 1927 and which operate without prejudice to the Landlord’s right to withhold consent on any reasonable grounds) applying to an assignment of the whole of the Premises are:

(a)	that the Tenant shall have entered into an authorised guarantee agreement (as defined in Section 16 of the Landlord and Tenant (Covenants) Act 1995) with the Landlord in a form which the Landlord reasonably requires;

(b)	that any guarantor of the Tenant’s obligations under this Sub-Underlease shall have guaranteed to the Landlord that the Tenant will comply with the terms and conditions of the authorised guarantee agreement referred to in clause 4.15.3(a) on terms and in a form which the Landlord reasonably requires;

(c)	that subject as provided in clause 4.15.3(a) and if so reasonably required by the Landlord the proposed assignee shall have procured security for the performance of the Tenant’s covenants hereunder in such form as the Landlord may reasonably require;

(d)	that the previous conditions are satisfied on or before the date of the assignment.

4.16	Registration

Within one month after any disposition of this Sub-Underlease to give notice of the relevant transaction to the Landlord for registration with a certified copy of the relevant instrument and to pay to the Landlord a registration fee of £25.

4.17	Payment of cost of notices consents etc.

To pay on demand all proper expenses (including counsel’s solicitors’ surveyors’ and bailiff’s fees) incurred by the Landlord in and incidental to:

4.17.1	the preparation and service of a notice under Section 146 Law of Property Act 1925 or in reasonable contemplation of any proceedings under Section 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

4.17.2	every reasonably necessary step taken during or after the expiry of the Term in connection with the enforcement of the Tenant’s obligations under this Sub-Underlease including the service or proposed service of all notices and schedules of dilapidations; and

4.17.3	every application for consent licence or approval under this Sub-Underlease even if the application is withdrawn or properly refused.

4.18	Machinery

No plant or machinery shall be installed or operated in the Premises and nothing shall be done or omitted in them which may cause:

4.18.1	the efficiency of the heating ventilation air conditioning and cooling system installed in the Premises to be diminished or impaired in any way; or

4.18.2	noise dust fumes smell vibration or electrical interference causing any legal nuisance to any other adjoining property or persons outside the Premises.

4.19	Obstruction/Overloading

Not to obstruct:

4.19.1	or damage any part of the Premises or exercise any of the rights granted by this Sub-Underlease in a way which causes a legal nuisance or damage;

4.19.2	any means of escape;

4.19.3	or discharge any deleterious matter into

(a)	any pipe drain or other conduit serving the Premises and (to the extent they lie within the Premises) to keep them clear and functioning properly; or

(b)	any Service Media;

nor to overload or cause undue strain to the Service Media or any other part of the Premises and in particular not to suspend any undue weight from the ceilings or walls of the Premises.

4.20	Parking/goods delivery

4.20.1	To ensure that all loading unloading deliveries and despatch of goods is carried out only by using the Service Courtyard and the service accesses designated by the Landlord for the use of the Premises and not to park in the Service Courtyard unless permitted to do so by the Landlord pursuant to paragraph 4 of schedule 2.

4.20.2	In relation to the use of the car parking spaces within the Curtilage:

(a)	not to use the parking spaces for any purpose other than the parking of one private motor car in each space;

(b)	not to carry out any repairs or maintenance works (except minor repairs in cases of emergency) to vehicles;

(c)	to keep the spaces in a clean and tidy condition and free from oil waste and any other deleterious matter;

(d)	not to store any petrol or oil in any vehicle (other than in its petrol or oil tank) or on the car parking spaces;

(e)	forthwith to make good to the satisfaction of the Landlord all damage caused by the use of the car parking spaces.

4.21	Planning Law and compensation

Without prejudice to clause 4.4 to comply with the provisions and requirements of Planning Law relating to or affecting:

4.21.1	the use occupation and operation of the Premises;

4.21.2	subject to the provisions of clause 4.21.3 as often as occasion requires during the Term at the Tenant’s expense to obtain and if appropriate renew all planning permissions (and serve all notices) required under Planning Law in respect of the Premises;

4.21.3	not without the Landlord’s consent to apply for or implement any planning permission relating to the Premises but so that the Landlord’s consent shall not be unreasonably withheld or delayed to the making of a planning application in respect of the Premises relating to any operations or use or other thing (if any) which assuming it to be implemented in accordance with Planning Law would otherwise not be in breach of the provisions of this Sub-Underlease;

4.21.4	if the Landlord reasonably requires to lodge and progress diligently an appeal against any refusal of an application for planning permission lodged in respect of the Premises by the Tenant or by any person claiming under or through the Tenant (whether or not lodged in its name alone).

4.22	Insurance and fire fighting equipment

4.22.1	Not to do or omit anything by which any insurance policy (written particulars of which shall have been provided to the Tenant) relating to the Premises or any part of it becomes void or voidable unless the Tenant shall have previously notified the Landlord and agreed to pay the increased premium or by which the rate of premium on such policy may be increased.

4.22.2	To comply with all requirements and reasonable recommendations of the insurers and to provide and maintain unobstructed appropriate operational fire fighting equipment and fire notices on the Premises.

4.22.3	To notify the Landlord as soon as practicable after becoming aware of any incidence of any Insured Risk on the Premises and of any other event which ought reasonably to be brought to the attention of insurers.

4.22.4	That it has prior to the execution of this Sub-Underlease disclosed to the Landlord in writing any matter known to the Tenant which a reasonable person might consider would affect the decision of any insurance underwriter to underwrite any of the Insured Risks and that it will disclose particulars of any such matter to the Landlord in writing forthwith on becoming aware of it.

4.22.5	That if at any time the Tenant or any person claiming under or through it shall be entitled to the benefit of any insurance of the Premises to cause all money paid under such insurance to be applied in making good the loss or damage in respect of which it was paid.

4.22.6	If the whole or any part of the Premises is damaged or destroyed by any of the Insured Risks at any time during the Term and the insurance money under any insurance policy effected by the Landlord is rendered wholly or partially irrecoverable because of some act or default of the Tenant or any person deriving title under or through the Tenant or their respective servants agents or invitees forthwith to pay the Landlord the whole amount of the insurance money so irrecoverable.

4.23	Dangerous and contaminative materials

Not to keep place store or use or permit or suffer to be kept placed stored or used in or upon or about the Premises any materials substance or other thing of a dangerous inflammable combustible explosive corrosive or offensive nature.

4.24	Yield up

4.24.1	Subject to the provisions of clause 4.24.3 at the expiry or sooner determination of the Term to remove all chattels tenant’s fixtures and (to the extent the Landlord may require) any other tenant’s fixtures and quietly to yield up the Premises with vacant possession and to return all keys to the Landlord and to return the Premises to the Landlord in a state of repair and condition consistent with the full performance by the Tenant of its obligations in this Sub-Underlease and any licence or consent granted by the Landlord.

4.24.2	The Tenant irrevocably authorises the Landlord to remove and dispose of any chattels which may be left in the Premises 14 days after the Tenant has quit them (without being obliged to obtain any consideration for the disposal) and the Tenant irrevocably declares that any such chattels will stand abandoned by it.

4.24.3

(a)	No later than three months before the expiry or sooner determination of the Term and sooner if requested by the Tenant (but no earlier than 6 months before the end of the Term) the Landlord shall cause a schedule of works to be drawn up and served on the Tenant detailing the works required to be installed or reinstated and Landlord’s fixtures and fittings required to be replaced as the case may be to ensure that the Premises conform to;

(i)	the Building Specification; or

(ii)	(in the case of termination of this Sub-Underlease by effluxion of time) the Tenant’s covenants in this Sub-Underlease,

(including but without prejudice to the generality of the foregoing the removal of all alterations and additions made to the Premises by the Tenant and making good the damage caused in such removal and all works of redecoration) and the Landlord’s surveyors’ reasonable estimate of the proper costs (including materials and reasonable fees) thereof and the length of time it will take to carry out such works.

(b)	The Landlord and the Tenant shall endeavour to agree such schedule of works the proper costs thereof and the length of time it will take to carry out such works but failing agreement between them as to any such matter or item within one month of service of such schedule by the Landlord either party may refer the matter or item in dispute to an independent chartered surveyor acting as an expert to be appointed by agreement between them or (in the absence of such agreement within fourteen days) on the application of either party by the President for the time being to the Royal Institution of Chartered Surveyors.

(c)	Such independent surveyor shall invite the Landlord and the Tenant within such period as he shall consider appropriate to make written representations of their respective views of the matter or item in dispute and shall issue his decision within one month following his appointment and the decision of such independent surveyor shall be binding on the parties (save in the case of manifest error) and his costs shall be borne as he shall direct.

(d)	Within 10 days following agreement or determination of the schedule of works the costs thereof and the time it will take to carry out such works the Tenant shall either:

(i)	confirm in writing to the Landlord that it will carry out and complete the schedule of works which it is to do before the end of the Term; or

(ii)	pay to the Landlord a sum equal to the aggregate of:

(1)	the total cost of the works plus VAT; and

(2)	a sum equal to the proportion of the rents first secondly thirdly and fourthly reserved at the rate payable immediately prior to the expiry or sooner determination of the Term in respect of the length of time it will take to carry out such works agreed or determined as aforesaid, and if no confirmation is given pursuant to clause 4.24.3(d)(i) within the 10 Working Days (time being of the essence in relation to this specific provision) the Tenant will be deemed to have chosen to make the payment pursuant to clause 4.24.3(d)(ii).

4.25	Regulations and covenants

4.25.1	To comply and ensure compliance by any person or persons appointed by it and acting on its behalf including the Tenant Representative with:

(a)	all regulations reasonably made by the Landlord from time to time and notified to the Tenant in writing for the good management of the Premises and/or the Site provided always that no such regulations shall purport to amend the terms expressed in this Sub-Underlease and if there is any inconsistency between the terms of this Sub-Underlease and the regulations the terms of this Sub-Underlease shall prevail;

(b)	all covenants stipulations and other matters affecting the Premises and not to interfere with any rights easements or other matters affecting the Premises; and

(c)	any guidelines, procedures and policies in respect of Environmental Health and Safety relating to the Premises and/or the Building.

4.25.2	To comply with every proper exercise of the Relevant Rights and to comply with the Protective Covenants (as such terms are defined in the Estate Agreement) in respect of the Premises and to indemnify the Landlord against any breach of them.

4.26	Security and access

To use all reasonable endeavours to ensure that the Tenant’s visitors to the Premises observe such security regulations which may apply to them.

4.27	Interest

If the Landlord does not receive any sum due to it by the due date (or within 10 Working Days of the due date in the case of the rent first reserved) to pay on demand interest on such sum at the Stipulated Rate from the due date until payment (both before or after any judgement).

4.28	Superior Lease Obligations

The Tenant shall perform and observe the tenant’s covenants in the Superior Lease (other than the covenant to pay rents) so far as any of them relate to the Premises but not any tenant’s covenant which is expressly assumed by the Landlord under this Sub-Underlease.

5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

5.1	Quiet enjoyment

That the Tenant may peaceably hold and enjoy the Premises without any lawful interruption by the Landlord or any person rightfully claiming through under or in trust for it.

5.2	Insurance

5.2.1	To use reasonable endeavours to procure that the Occupational Landlord shall insure and keep insured the Premises (except all tenants’ plant and equipment and trade fixtures) against the Insured Risks in its full replacement cost (but not necessarily the facsimile reinstatement cost).

5.2.2	On request to use reasonable endeavours to supply the Tenant (but not more frequently than once in any period of 12 months) with evidence of such insurance and to procure that the Occupational Landlord makes a request of the insurer and if the insurer will agree to the same to procure that the Occupational Landlord arranges for the Tenant’s interest to be noted on the policy and if the insurer will agree to the same arrange for the Tenant’s interest to be noted on the policy.

5.2.3	If and whenever during the Term the Premises (except as aforesaid) is damaged or destroyed by an Insured Risk the Landlord shall take all steps reasonably necessary and practicable to procure the due performance by the Occupational Landlord of the obligations contained in clause 5.2.3 of the Underlease.

5.3	Underlease

To pay the rents reserved by the Underlease and otherwise preserve it from forfeiture.

5.4	Estate Agreement and Management Company

Throughout the Term to procure that the Occupational Landlord complies with its obligations set out in clause 5.5 of the Underlease.

6.	LANDLORD’S SERVICES

6.1	Provision of Services

6.1.1	Subject to the Tenant paying the Service Charge, the Landlord covenants with the Tenant that it shall use reasonable endeavours to provide the Services.

6.1.2	The Landlord will:

(a)	use all reasonable care, skill and diligence in carrying out the Services;

(b)	supply the Services in a timely manner;

(c)	supply the Services in accordance with generally accepted industry practices and standards taking into account relevant factors such as quality and cost equally; and

(d)	at all times act in the utmost good faith to the Tenant in the provision of the Services including in particular with respect to the prioritisation and allocation of the same.

6.1.3	Unless otherwise expressly provided in this Sub-Underlease or otherwise agreed between the parties in writing, the Landlord shall only be required to provide a Service to the extent that the Service was provided immediately prior to this Sub-Underlease.

6.2	Appointment of representatives and Tenant’s representation

6.2.1	In performing any of its obligations under this clause, the Landlord shall be entitled to employ such agents, contractors or other persons as it may think fit, and to delegate its duties and powers to them and their fees and expenses shall form part of the Building Expenses.

6.2.2	The Landlord Representative and the Tenant Representative shall respectively act as the principal points of contact between the parties in relation to matters and disputes in relation to the provision and costs of Services under this Sub-Underlease.

6.2.3	The Landlord and/or the Landlord Representative shall have regard to (but shall not be bound by) the reasonable representations of the Tenant and/or the Tenant Representative regarding the allocation, prioritisation and general provision of the Services by the Landlord to the Tenant.

6.2.4	In relation to any anticipated expenditure to be incurred by the Landlord in providing the Services which is likely to result in a material increase in the Tenant’s Proportion in any Financial Year and which is not provided for within the Estimated Expenditure, the Landlord shall (acting reasonably) consult with the Tenant prior to incurring such expenditure (save for in an emergency) and the Landlord shall have regard to (but not be bound by) the reasonable representations of the Tenant and/or the Tenant’s Representative.

6.3	Variation of services

If the Tenant wishes to change the nature or scope of a Service or require additional services, the Tenant must make a request in writing to the Landlord, setting out in full detail the proposed change and/or additional service and the reason for requesting the change or additional service. Provided that the request does not adversely impact upon the Landlord’s use and enjoyment of the Building and is broadly within the scope and nature of the Services being provided the Landlord will act reasonably in considering such request.

6.4	Failure by Landlord to provide services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform its obligations in respect of the Services unless the Tenant has given to the Landlord written notice of the failure in question and the Landlord has failed within a reasonable time to remedy it, and then the Landlord shall be liable (subject to clause 6.5) to compensate the Tenant only for any loss or damage sustained by the Tenant after that reasonable time has elapsed.

6.5	Exclusion of Landlord’s liability

6.5.1	The Landlord shall not incur any liability for any failure or interruption in any of the Services to be provided by the Landlord or for any inconvenience or injury to person or property arising from that failure or interruption, in either case due to any maintenance, servicing, repair, replacement, mechanical breakdown, failure, malfunction, shortages, labour disputes or any cause or circumstance beyond the control of the Landlord, but the Landlord shall use reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

6.5.2	The Landlord shall not incur any liability in connection with the provision of the Services, whether for negligence, breach of contract, misrepresentation or otherwise, for:

(a)	loss or damage incurred by the Tenant as a result of third party claims;

(b)	loss of profit, goodwill, business opportunity or anticipated saving suffered by the Tenant; or

(c)	any economic or consequential loss or damage suffered by the Tenant.

6.6	Right to enter to perform services

Notwithstanding any other provision in this Sub-Underlease the Tenant shall permit the Landlord and all other persons authorised by the Landlord at any time to enter the Property in order to meet the Landlord’s obligations to carry out the Services in accordance with this clause 6.

6.7	Superior Landlord’s services

The Landlord will use all reasonable endeavours to procure due performance by the Superior Landlord of the Superior Landlord’s obligations and duties to provide the Superior Landlord’s Services to the extent that the Landlord has agreed with the Superior Landlord to provide such Services.

7.	SERVICE CHARGE

7.1	Advance Payment

The Tenant shall pay to the Landlord on account of the Service Charge for the period beginning on the Service Charge Commencement Date to the end of the Financial Year current at the date of this Lease the proportion of the Advance Payment for that Financial Year attributable to such period, and for each Financial Year following that current at date of this Lease, the Advance Payment and in default of payment the Advance Payment shall be recoverable as rent in arrears.

7.2	Dates of payment and adjustment

The Advance Payment shall be paid by equal monthly instalments in advance and is subject to adjustment if the Estimated Expenditure is revised as contemplated by its definition, the first instalment, being a proportion of the monthly Advance Payment for the period beginning on the Service Charge Commencement Date and ending on the day before the next monthly payment date following the Service Charge Commencement Date, to be made on the date of this Sub-Underlease.

7.3	Account of Expenditure

7.3.1	The Landlord will keep full and accurate records (including any amounts invoiced) relating to the supply of the Services (“Records”).

7.3.2	The Landlord will give the Tenant access to the Records to the extent necessary to enable the Tenant to fulfil any reasonable internal reporting needs and any legal, statutory or regulatory obligations to its shareholders.

7.3.3	The Landlord will as soon as practicable after the end of each Financial Year prepare and submit to the Tenant a statement of the Building Expenses for that Financial Year containing a fair summary of the expenditure referred to in it and showing the Service Charge for that Financial Year (and shall use reasonable endeavours to submit such statement to the Tenant within six (6) months after the end of the relevant Financial Year) and upon such statement being certified by the Landlord’s surveyor or its managing agents or accountants it will be conclusive evidence for the purposes of this Sub-Underlease of all matters of fact referred to in the statement (except in the case of manifest error).

7.4	Balancing payment

If the Service Charge for any Financial Year shall exceed the Advance Payment for that Financial Year, the excess shall be paid by the Tenant to the Landlord on written demand or if it shall be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next monthly payment of the Service Charge, or, if there is none, refunded to the Tenant without delay.

7.5	Omissions

Any omission by the Landlord to include in the account of the Building Expenses in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including that sum or the amount of that liability in any subsequent Financial Year as the Landlord shall determine.

7.6	Alteration of Service Charge Percentage

If, at any time during the Term, circumstances shall arise which make the calculation of the Tenant’s Proportion (whether or not relating to individual items of Building Expenses) unreasonable or inequitable, the Landlord shall be entitled to alter the Tenant’s Proportion to such other percentage as is fair and reasonable in the circumstances and shall provide the Tenant with reasons justifying such alteration.

7.7	Continuing application of provisions

This clause shall continue to apply notwithstanding the expiration or earlier determination of the Term but only in respect of the period prior to such expiration or earlier determination, the Service Charge for that Financial Year for that period being apportioned on a daily basis.

7.8	Disputes as to Service Charge

7.8.1	Notwithstanding any other provisions of this Sub-Underlease, if there is a dispute or difference between the Landlord and Tenant in relation to the provision of the Services or the calculation or cost of the Service Charge as provided for in clauses 6 and 7 above, prior to the matter being referred to the Independent Person in accordance with clause 7.8.2 the dispute shall be referred to the Chairman of Man Group Plc. The Landlord Representative and Tenant Representative shall make representations to the Chairman who shall consider such representations and make a decision accordingly and the Landlord and Tenant shall act reasonably in considering such decision.

7.8.2	If, notwithstanding clause 7.8.1, there remains a dispute or difference between the parties the matter shall then be referred to and determined by an independent person (the “Independent Person”) who shall be a Chartered Surveyor with not less than ten (10) years experience.

7.8.3	The Independent Person shall be appointed by agreement between the Parties to this Agreement or (if agreement has not been reached within ten (10) Working Days) on the application of either of the Parties by the president for the time being of the Royal Institution of Chartered Surveyors (or his duly appointed deputy or such other person authorised by him to make appointments on his behalf)

7.8.4	The Independent Person shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996 and shall have the power to order a provisional award but the Parties agree that any arbitrator appointed under this clause shall not have the powers set out in section 48(5) of the Arbitration Act 1996 and shall not be entitled to order the rectification setting aside or cancellation of this Sub-Underlease or any part of it.

8.	MANAGEMENT COMPANY’S COVENANTS

To use reasonable endeavours to procure the due performance by the Management Company of its covenants contained in clause 6 of the Underlease.

9.	PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED THAT:

9.1	Forfeiture and re-entry

Without prejudice to any other remedies and powers contained in this Sub-Underlease or otherwise available to the Landlord if:

9.1.1	the whole or part of the rents shall be unpaid for 21 days after becoming payable;

9.1.2	any of the Tenant’s covenants in this Sub-Underlease are not performed or observed in the manner and at the times herein specified;

9.1.3	any guarantee granted by any guarantor of the Tenant’s obligations is or becomes unenforceable (in whole or in part) for any reason whatsoever and the

Tenant has failed within 20 Working Days of the guarantee becoming unenforceable to procure an alternative guarantor reasonably acceptable to the Landlord who has entered into a deed of guarantee with the Landlord on terms reasonably acceptable to the Landlord; or

9.1.4	if the Tenant or any guarantor of the Tenant’s obligations (or if more than one person any one of them):

(a)	being a company is the subject of a petition or issues a notice convening a meeting to consider a resolution for its winding up or enters into liquidation whether voluntarily (except for reconstruction or amalgamation of a solvent company) or compulsorily or has a provisional liquidator or a receiver (including an administrative receiver) appointed or its directors pass a resolution to petition for an administration order or is the subject of an administration order or a petition for one or of a voluntary arrangement or a proposal for one under Part I Insolvency Act 1986 or is unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 or is otherwise insolvent or having been registered with unlimited liability it acquires limited liability; or

(b)	being a company incorporated outside the United Kingdom is the subject of any proceedings or event analogous to those referred to in clause 9.1.4 in the country of its incorporation;

(c)	being an individual is the subject of a bankruptcy petition or bankruptcy order or of any application or order or appointment under Section 253 or Section 273 or Section 286 Insolvency Act 1986 or otherwise becomes bankrupt or insolvent or dies;

(d)	enters into or makes any proposal to enter into any arrangement or composition for the benefit of his creditors,

the Landlord may at any time thereafter (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises whereupon this Sub-Underlease shall absolutely determine but without prejudice to any Landlord’s right of action in respect of any antecedent breach of the Tenant’s covenants in this Sub-Underlease.

9.2	Letting scheme use and easements

No letting or building scheme exists or shall be created in relation to the Premises and the grant of this Sub-Underlease does not confer any rights over the Premises or any other property and Section 62 Law of Property Act 1925 is excluded from this Sub-Underlease.

9.3	Service of notices

9.3.1	In addition to any other mode of service any notices to be served under this Sub-Underlease shall be validly served if served in accordance with Section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 or (in the case of any notice to be served on the Tenant) by sending it to the Tenant at the Premises.

9.3.2	If the Tenant or any guarantor comprises more than one person it shall be sufficient for all purposes if notice is served on one of them but a notice duly served on the Tenant will not need to be served on any guarantor.

9.4	Rent cesser

If and whenever during the Term:

9.4.1	the Premises (other than the Tenant’s plant and equipment and trade fixtures) or the essential means of access to the Premises are damaged or destroyed by any of the Insured Risks so that the Premises are incapable of occupation and use; and

9.4.2	the insurance of the Premises or the payment of any insurance money has not been vitiated by the act neglect default or omission of the Tenant or of any person deriving title under or through the Tenant or their respective servants agents and invitees, the rents first secondly thirdly and fourthly reserved by this Sub-Underlease or a fair proportion of them according to the nature and extent of the damage sustained shall be suspended and cease to be payable from the date of destruction or damage until whichever is the earlier of the date on which the Premises (other than as aforesaid) and if applicable the essential means of access to them are made fit for substantial occupation and use and the date of expiry of the period for which insurance of loss of rent is effected and any dispute about such suspension shall be referred to the award of a single arbitrator to be appointed in default of agreement on the application of the Landlord or the Tenant to the President for the time being of The Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

9.5	Ending of the Lease following major damage

Subject to clause 11, this Sub-Underlease will automatically determine on determination of the Underlease by the Occupational Landlord or the Landlord pursuant to clause 8.5 of the Underlease.

9.6	Ending of the Lease following uninsured Act of Terrorism

Subject to clause 9.5, if the Premises or a substantial or material part thereof shall from time to time be destroyed or damaged by a partly or wholly uninsured Act of Terrorism such that the Premises or a substantial or material part of them are unfit for occupation and use or are inaccessible then:

9.6.1	The Landlord will within five (5) Working Days of receipt from the Occupational Landlord of the notice in accordance with clause 8.6.1 (b) of the Underlease specifying that the Occupational Landlord elects to reinstate and/or repair the damaged or destroyed parts of the Premises (the “Election Notice”) provide a copy of the Election Notice to the Tenant.

9.6.2	If the Occupational Landlord has served an Election Notice on the Tenant, the Landlord shall take all steps reasonably necessary and practicable to procure the performance by the Occupational Landlord of the obligations contained in clause 5.2.3 and clause 8.4 of the Underlease.

9.6.3	This Sub-Underlease will automatically determine on determination of the Underlease by the Occupational Landlord pursuant to clause 8.6.1 (a) of the Underlease.

9.6.4	If the Occupational Landlord has not served an Election Notice on the Landlord in accordance with clause 8.6.1 (b) of the Underlease the Landlord will within five (5) Working Days of the expiry of the six (6) month period following such damage or destruction confirm this to the Tenant in writing or where the Occupational Landlord has waived its right to serve an Election Notice the Landlord will notify the Tenant in writing within five (5) Working Days of receipt of the waiver.

9.6.5	This Sub-Underlease will automatically determine on determination of the Underlease by the Occupational Landlord or the Landlord pursuant to clause 8.6.2 of the Underlease.

9.6.6	If the Occupational Landlord does not serve an Election Notice or the Occupational Landlord or the Landlord does not determine the Underlease pursuant to clauses 8.6.1 (a) or 8.6.2 the Landlord shall take all steps reasonably necessary and practicable to procure the performance by the Occupational Landlord of the obligations contained in clause 5.2.3 and clause 8.4 of the Underlease.

9.6.7	This clause 9.6 operates in all cases without prejudice to any claim by either party in respect of any antecedent breach of covenant.

9.7	No warranty as to use and as to security

Nothing contained in this Sub-Underlease shall constitute or be deemed to constitute a warranty by the Landlord that the Permitted Use complies with Planning Law.

9.8	Third Party Rights

The right for the Tenant to grant rights to third parties over or to use the Premises is specifically excluded from this Sub-Underlease.

9.9	Exclusion of Landlord and Tenant Act 1954

9.9.1	The parties confirm that:

(a)	the Landlord served a notice on the Tenant as required by Section 38A(3)(a) of the Landlord and Tenant Act 1954 applying to the tenancy created by this Sub-Underlease dated ;

(b)	who was duly authorised by the Tenant to do so made a statutory declaration dated in accordance with the requirements of section 38A(3)(b) of the Landlord and Tenant Act 1954; and

(c)	there is no agreement for lease to which this lease gives effect.

9.9.2	The parties agree that the provisions of Section 24 to 28 of the Landlord and Tenant Act 1954 are excluded in relation to the tenancy created by this Sub-Underlease.

9.10	Jurisdiction

This Sub-Underlease shall be governed by and construed in all respects in accordance with the law of England and for the benefit of the Landlord the English courts shall have exclusive jurisdiction in relation to any disputes arising under or connected with this Sub-Underlease and the Tenant and any guarantor agree that any process may be served on them by leaving a copy of the relevant document at the Premises.

9.11	Contracts (Rights of Third Parties) Act 1999

Each party confirms that no term of this Sub-Underlease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Sub-Underlease.

10.	RIGHT OF FIRST REFUSAL IN THE EVENT OF A DISPOSAL

10.1	Prior to an underletting or assignment in relation to either the Landlord or the Tenant’s interest in the Building (the “Disposal Premises”) to a third party (a “Disposal”) the party intending to carry out the Disposal (the “Disposing Party”) shall give 12 months written notice to the other party (being either the Landlord or the Tenant as relevant) (the “Remaining Party”) of its intention carry out a Disposal (the “Disposal Notice”) and shall:

10.1.1	(where the Disposing Party is the Tenant) make a written offer to the Landlord to surrender the Disposal Premises with vacant possession and without consideration (the “Offer to Surrender”) and shall specify a date for such surrender (“Surrender Date”); or

10.1.2	(where the Disposing Party is the Landlord) make a written offer to the Tenant to assign the Underlease to the Tenant (the “Offer to Assign”) and shall specify a date for such assignment (“Assignment Date”) which shall be such date as is reasonable in the circumstances to enable the Landlord to comply with its obligations in clause 10.5 below but in any event shall not be longer than 12 weeks;

10.2	The Offer to Surrender and Offer to Assign shall remain open for acceptance for ten (10) working days (the “Acceptance Period”).

10.3	If the Remaining Party shall not within the Acceptance Period give to the Disposing Party a written acceptance of the Offer to Surrender or Offer to Assign (as applicable), the Disposing Party shall (subject to the provisions of this Sub-Underlease) be free to carry out the Disposal.

10.4	If the Landlord accepts the Offer to Surrender, on the Surrender Date (or such other date as agreed between the parties):-

10.4.1	the Tenant shall surrender the Sub-Underlease to the Landlord (without consideration) and the Landlord shall accept that surrender;

10.4.2	the Tenant shall provide full vacant possession of the Premises; and

10.4.3	the Tenant shall have complied with its reinstatement obligations under the Sub-Underlease (or have paid a sum to the Landlord in lieu thereof)

10.5	If the Tenant accepts the Offer to Assign within the Acceptance Period, the Landlord shall use reasonable endeavours (subject to the Tenant having promptly provided to the Landlord the Tenant’s financial accounts or other such information as may be requested by the Superior Landlord) to obtain the consent of the Superior Landlord to the proposed assignment to the Tenant (the “Consent”) and on receipt of such Consent shall complete the assignment to the Tenant within (10) Working Days thereafter.

10.6	If completion of the assignment of the Underlease shall not have occurred by the assignment date then the Landlord shall be free to carry out the Disposal and clauses 10.1 to 10.5 (inclusive) above shall not apply.

11.	TENANT’S RIGHTS IN EVENT OF LANDLORD’S BREAK

11.1	Prior to any exercise of the Landlord’s right to terminate the Underleases pursuant to clause 8.5, 8.6, 9 and 10 therein (the “Break Right”) the Landlord shall give 12 months written notice to the Tenant of its intention to so exercise the Break Right (the “Break Notice”).

11.2	The Tenant may elect within ten (10) Working Days of the Break Notice (the “Acceptance Period”) to serve on the Landlord a written notice advising the Landlord that it wishes to take an assignment of the Underlease (the “Acceptance Notice”).

11.3	If the Tenant serves an Acceptance Notice within the Acceptance Period, the Landlord shall use reasonable endeavours (subject to the Tenant having promptly provided to the Landlord the Tenant’s financial accounts or other such information as may be requested by the Superior Landlord) to obtain the consent of the Superior Landlord to the proposed assignment to the Tenant (the “Consent”) and on receipt of such Consent shall complete the assignment to the Tenant within (10) Working Days thereafter.

11.4	If:

11.4.1	The Tenant does not serve an Acceptance Notice on the Landlord within the Acceptance Period; or

11.4.2	(the Landlord having complied with its obligations in Clause 11.3 above) completion of the assignment of the Underlease shall not have occurred within the twelve (12) weeks from the Break Notice, then the Landlord shall be free to exercise the Break Right and clauses 11.1 to 11.4 (inclusive) above shall not apply.

12.	NEW TENANCY

This Sub-Underlease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act.

IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

SCHEDULE 1

(THE PREMISES)

Part of those premises known as Flex 4, 30 Kings Hill Avenue, Kings Hill, West Malling, Kent which are shown on the Plan and thereon edged dark green excluding the airspace above the building constructed on the premises.

SCHEDULE 2

(EASEMENTS AND RIGHTS GRANTED)

1.	A right of way for all purposes in connection with the Permitted Use for access to and egress from the Premises:

1.1	to the public highway (with vehicles) over the Kings Hill estate roads;

1.2	(on foot) over the Kings Hill Estate footpaths; and

1.3	(by bicycle) over the Kings Hill Estate cycleways as may be designated by the Landlord or the Management Company from time to time.

2.	The right to the passage of services and other utilities which are available to the Premises from other parts of Kings Hill.

3.	The right to have displayed a name-plate or sign at the entrance to the Premises and within the Premises such sign to be approved by the Landlord such approval not to be unreasonably withheld or delayed where such sign complies with the Landlord’s signage policy for Kings Hill provided always that the Landlord shall be entitled to relocate any such name-plate or sign from time to time to an alternative position previously agreed between the Landlord and the Tenant both acting reasonably.

4.	The exclusive right to park at nil cost 100 private cars and/or motorcycles in the car parking spaces within the Curtilage subject to the provisions of clause 4.21 and any reasonable regulations that the Landlord may impose from time to time in respect of their use.

5.	The right to enter the Curtilage and (to the extent that it is reasonably necessary) other adjoining property of the Occupational Landlord in order to comply with its obligations under this Sub-Underlease.

SCHEDULE 3

(EXCEPTIONS AND RESERVATIONS)

1.	The right to build alter or extend (whether vertically or laterally) any building but so that that the access of light and air or either of them to the Premises and the lights windows and openings thereof may not be materially adversely affected.

2.	The right at reasonable times on reasonable prior notice (except in an emergency) to enter upon the Premises as often as may be necessary for all the purposes for which the Tenant covenants in this Sub-Underlease to permit entry and for all purposes in connection with the carrying out of the Services and for the purposes of complying with any statutory requirements.

3.	The right to use and to construct inspect maintain repair divert and otherwise alter stop up and relay and to make connections to any Service Media in on or under the Premises at any time during the Term for the benefit of any adjacent or neighbouring land.

4.	All rights of light air and other easements and rights enjoyed by the Premises from or over any adjacent or neighbouring land.

5.	The right for one or more members of any security/staff employed by the Landlord or its agents on prior notice to the Tenant if practicable at any time or times to enter the Premises if it shall be considered necessary or desirable so to do in connection with the security of the Site.

Provided always that if the Landlord exercises any of the rights by carrying out work on the Premises it shall forthwith make good any damage caused to them and shall comply with the Tenant’s reasonable and proper security requirements.

SCHEDULE 4

SERVICES

Number	Service
1. Electricity Supply and Management

1.1	Maintaining and managing mains power supply to the building up to a maximum of 900kVA. Such power shall be allocated to meet Man Group plc and Man financial Limited requirements on a fair and equitable basis having regard to current practices.

1.2	Maintenance and management of electrical infrastructure and distribution equipment within the building up to the point of the last distribution board or socket.

1.3	Maintenance and management of main site stand-by generator to cover critical and essential electrical services in the event of power outages up to a maximum of 830kW G2 including use of all reasonable endeavours to maintain fuel supplies. Such power shall be allocated to meet Man Group plc and Man Financial Limited requirements on a fair and equitable basis having regard to current practices.

1.4	Use of all reasonable endeavours promptly to restore power to the building in the event of faults or external power outage.

1.5	Management of local switchboard equipment, isolators and floor boxes including connections within the Tenant’s computer equipment and UPS rooms and from switchboard or floor boxes in the Tenant’s areas.

1.6	Conducting periodic testing of electrical systems and appliances and being responsible for all modifications of and adaptations to the electrical systems and appliances.

1.7	Maintenance and management of UPS equipment.

2. Other Utilities

2.1	Maintenance and management of the provision of gas supplies to the building, subject to the limitations of the capacities of, and, where applicable, service level agreements entered into with, the public suppliers.

2.2	Maintenance and management of the provision of water supplies, drainage and sewerage services to the building subject to the limitations of the capacities of, and, where applicable, service level agreements entered into with, the public suppliers.

3. Mechanical, Electrical, Plumbing and General Maintenance

3.1	Maintenance and management of all existing mechanical, electrical and plumbing services infrastructure.

Number	Service

3.2	Maintenance and management of specialist computer equipment room and UPS room infrastructure (eg: air conditioning).

3.3	Subject to availability post invocation, provision of general handyman service to assist with small tasks, office moves, etc.

3.4	Periodic monitoring of the items set out in 3.1 and 3.2 above and implementation of appropriate notification procedures.

4. Security

4.1	Provision and management of manned security guarding for 24 hours a day, seven days a week (augmented after invocation).

4.2	Maintenance and management of CCTV, access control, perimeter intruder protection and general security equipment and systems.

4.3	Subject to properly written authorised notification from an authorised person of joiners and leavers, maintenance and updating of database, supply, issue, cancellation, reclamation and replacement (as appropriate) of building security system security access cards. Service normally provided from Sugar Quay.

4.4	Compliance with regulatory requirements related to security as advised from time to time by Man Financial Limited and agreed between the parties acting reasonably.

5. Housekeeping

5.1	Cleaning of all common areas and the Tenant’s areas to a professional standard.

5.2	Removal of office waste and recycling to disposal point in accordance with appropriate regulations.

5.3	Provision of responsive service when requested post invocation.

5.4	Provision of waste disposal and recycling services.

6. Environment, Health and Safety Management

6.1	Management, implementation and maintenance of all environmental health and safety procedures and polices in line with government legislation, Man Group plc policies and procedures and best practice subject to any overall procedures enforced by the Superior Landlord.

6.2	Management and maintenance of an effective and legally compliant fire detection and alarm system.

6.3	Exclusive provision of all environmental, health and safety related training as appropriate, including but not limited to fire warden and first aid training.

Number	Service
7. Emergency Procedures Management

7.1	Ensuring all emergency procedures are compliant with legislation, Man Group plc policies and best practice, and are effectively managed and communicated to all staff.

7.2	Ensuring all necessary and appropriate fire fighting equipment is maintained and correctly positioned.

7.3	Carrying out necessary and regular evacuation practices as required by legislation, subject to any arrangements made by the Superior Landlord.

7.4	Provision and maintenance of other emergency equipment that may be required.

7.5	Provision of general emergency and incident management coordination.

8. Refurbishments, Layout Changes, Office Moves and Other Building Infrastructure Related Works

8.1	Advising upon and acting as approving authority (including obtaining Superior Landlord and planning/building control approval where appropriate), for all refurbishments, layout changes or other works within the Tenant’s demise that affect or may affect the building infrastructure.

8.2	Overseeing (if not appointed to manage) and ensuring that all projects of the kind referred to in 8.1 above comply with Man Group plc policies and procedures as well as meeting legal, Superior Landlord and freeholder requirements and having no adverse impact on the operation of the building infrastructure.

9. Postroom

9.1	When disaster recovery invoked, management and control of the internal distribution and collection of post, internal mail, courier packages, parcels, newspapers, water, milk, soft drinks, tea, coffee etc as appropriate.

9.2	When disaster recovery invoked, franking all outgoing post.

9.3	When disaster recovery invoked, managing procurement and supply of letterheads and business cards as requested.

9.4	When disaster recovery invoked, assisting in the production of overnight reports as required.

9.5	When disaster recovery invoked, carrying out ‘envelope stuffing’ of statements as required.

9.6	When disaster recovery invoked, co-ordinating with 3rd party taxi and courier service.

Number	Service
10. Catering

1.1	Following Kings Hill invocation, provision of such emergency catering service as is required and can be provided in the circumstances

11. Car Parking

11.1	Provision of 100 car parking spaces to be allocated to the Tenant.

12. Disaster Recovery Site Management

12.1	Management of the building infrastructure and facilities that support the Tenant’s disaster recovery functions.

SIGNED as a deed by	)
ED & F MAN LIMITED	)
acting by:	)

Director

Director/Secretary

SIGNED as a deed by	)
MAN FINANCIAL LIMITED	)
acting by:	)

Director

Director/Secretary